Exhibit 5.1

Opinion of Kirkland & Ellis LLP

April 3, 2014

Verso Paper Corp.

6775 Lenox Center Court, Suite 400

Memphis, Tennessee 38115-4436

Re: Verso Paper Corp. Proxy and Information Statement/Prospectus on Form S-4

Ladies and Gentlemen:

We are acting as special counsel to Verso Paper Corp., a Delaware corporation (the “Company”), and each of the guarantors listed on Schedule I hereto (collectively, the “Guarantors”), in connection with the registration by the Company of shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) and the issuance and sale by the Company of up to $650 million in aggregate principal amount of 11.75% senior secured notes due 2019 (the “New First Lien Notes”) guaranteed by the Guarantors (the “Guarantees”) pursuant to a Proxy and Information Statement/Prospectus on Form S-4, originally filed with the Securities and Exchange Commission (the “Commission”) on February 6, 2014, under the Securities Act of 1933, as amended (the “Act”) (such Proxy and Information Statement/Prospectus, as amended or supplemented, is hereinafter referred to as the “Registration Statement”). The Common Stock and the New First Lien Notes are to be issued in connection with the merger contemplated by the Agreement and Plan of Merger, dated as of January 3, 2014, by and among NewPage Holdings Inc., a Delaware corporation (“NewPage”), the Company and Verso MergerSub Inc., a Delaware corporation and a wholly owned subsidiary of the Company to be merged with and into NewPage in the merger (the “Merger Agreement”). Such shares of Common Stock, when issued in accordance with the Merger Agreement, are referred to herein as the “Shares.” The New First Lien Notes will be issued under the Indenture (the “Indenture”) to be entered into by and between the Company, the Guarantor and a trustee mutually acceptable to the Company and NewPage. The issuance of the Shares, the New First Lien Notes and the Guarantees is referred to herein as the “Issuance.”

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the Merger Agreement attached as Exhibit 2.1 to the Registration Statement; (ii) the Amended and Restated Certificate of Incorporation of the Company in the form filed as Exhibit 3.1 to the Registration Statement; (ii) the Amended and Restated By-laws of the Company in the form filed as Exhibit 3.2 to the Registration Statement; (iii) the specimen common stock certificate of the Company filed as Exhibit 4.2 to the Registration Statement; (iv) the Indenture (vii) the First Lien Notes; and (viii) the Registration Statement.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto and the due authorization, execution and delivery of all documents by the parties thereto other than the Company and the Guarantors. We have not independently established or verified any facts relevant to the opinion expressed herein, but relied upon statements and representations of officers and other representatives of the Company and the Guarantors and others as to factual matters.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that, when (i) the certificate of merger relating to the Merger is filed with and accepted by the Secretary of State of the State of Delaware; (ii) the Registration Statement becomes effective under the Act and provided that such effectiveness shall not have been terminated; and (iii) the certificates evidencing the Shares, the New First Lien Notes and the Guarantees have been duly executed and authenticated in accordance with the provisions of the Merger Agreement and duly delivered to the stockholders of NewPage in exchange for their shares of common stock of NewPage:

1.	The Indenture will have been duly authorized pursuant to resolutions of the Board and duly established in accordance with the Indenture and applicable law;

2.	The appropriate corporate or organizational action has been taken to authorize the form, terms, execution and delivery of the New First Lien Notes and the Guarantees (and any required amendment or supplement to the Indenture);

3.	The Shares will have been duly authorized and validly issued and will be fully paid and non-assessable; and

4.	The New First Lien Notes will have been duly authorized and will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting, creditors rights and to general equity principles.

5.	The Guarantees will have been duly authorized and will constitute valid and binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting, creditors rights and to general equity principles.

Our advice on every legal issue addressed in this letter is based exclusively on the internal law of the State of New York, the General Corporation Law of the State of Delaware, the Limited Liability Company Act of the State of Delaware and the corporate laws of the State of California, and represents our opinion as to how that issue would be resolved were it to be considered by the highest court in the jurisdiction which enacted such law. The manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it. This letter is not intended to guarantee the outcome of any legal dispute which may arise in the future.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the Issuance.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the General Corporation Law of the State of Delaware be changed by legislative action, judicial decision or otherwise.

This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

Sincerely,

/s/ Kirkland & Ellis LLP
Kirkland & Ellis LLP